EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-8 No. 333-82304) pertaining to the Penn Virginia Corporation and Affiliated Companies Employees' 401(k) Plan of our reports dated March 14, 2006, with respect to the consolidated balance sheets of Penn Virginia Corporation as of December 31, 2005 and 2004, and the related consolidated statements of income, cash flows and shareholders' equity and comprehensive income for each of the years in the three-year period ended December 31, 2005, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of Penn Virginia Corporation.

Our report dated March 14, 2006, on the consolidated financial statements of Penn Virginia Corporation contains an explanatory paragraph that states that the Company changed its method of accounting for asset retirement obligations effective January 1, 2003.

Our report dated March 14, 2006 on management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, contains an explanatory paragraph that states that in conducting management's assessment of the effectiveness of Penn Virginia Corporation's internal control over financial reporting as of December 31, 2005, Penn Virginia Corporation excluded its natural gas midstream business, which was acquired on March 3, 2005 and which now operates as PVR Midstream LLC, as permitted by the Securities and Exchange Commission.  PVR Midstream LLC's total assets were $241.9 million, or approximately 19 percent of Penn Virginia Corporation's total assets, as of December 31, 2005, and PVR Midstream LLC's total revenues were $350.6 million, or approximately 52 percent of Penn Virginia Corporation's total revenues, for the year ended December 31, 2005.

/s/ KPMG LLP

Houston, Texas

June 1, 2006